                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                            (Initial Filing)*


                              Stage Stores, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  85254C107
                     ----------------------------------
                              (CUSIP Number)

                                   8/31/98
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     /X/ Rule 13d-1(b)

     / / Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (Continued on following page(s))

CUSIP No. 85254C107
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of above person

     SAFECO Common Stock Trust
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     State of Delaware
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       2,244,134
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    2,244,134
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                    2,244,134
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                    8.462%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
                                    IV
-------------------------------------------------------------------------------

CUSIP No. 85254C107
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of above person

     SAFECO Asset Management Company
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     State of Washington
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       2,483,496
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    2,483,496
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                    2,483,496(1)
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                    9.365%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
                                    IA
-------------------------------------------------------------------------------

----------
(1) The Reporting Person disclaims any beneficial ownership of the shares reported on this joint 13G. The reported shares are owned beneficially by registered investment companies for which the Reporting Person serves as an adviser, and include the shares reported in this joint 13G by SAFECO Common Stock Trust.

CUSIP No. 85254C107
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     S.S. or I.R.S. Identification Nos. of above person

     SAFECO Corporation
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     State of Washington
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       2,823,726
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    2,823,726
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                    2,823,726(2)
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                    10.647%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
                                    HC
-------------------------------------------------------------------------------

----------
(2) The Reporting Person disclaims any beneficial ownership of the shares reported on this joint 13G. The reported shares are owned beneficially by registered investment companies for which a subsidiary of the Reporting Person serves as adviser and by employee benefit plans for which the Reporting Person is a plan sponsor.

CUSIP No. 85254C107
          ---------

ITEM 1.

    (a)   Name of Issuer

          See front cover
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices

          10201 Main Street, Houston, TX 77025
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing

          See Item 1 on cover page (pp 2-4).
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence

          SAFECO Common Stock Trust: 10865 Willows Road NE, Redmond, WA 98052 SAFECO Corporation: SAFECO Plaza, Seattle, WA 98185
          SAFECO Asset Management Company: 601 Union Street, Suite 2500,
            Seattle, WA 98101
          ---------------------------------------------------------------------
    (c)   Citizenship

          See Item 4 on cover page (pp 2-4).
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities

          See front cover page.
          ---------------------------------------------------------------------
    (e)   CUSIP Number

          See front cover page.
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) /X/ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) /X/ An investment adviser in accordance with section 203 of the Investment Advisers Act of 1940.


    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) /X/ A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

CUSIP No. 85254C107
          ---------

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          Items (a) through (c): See items 1 and 5-11 of the cover pages (pp 2-5).

          SAFECO Asset Management Company and SAFECO Corporation expressly declare that the filing of this statement on
          Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement. Each of such companies is filing this statement because it is considered an indirect beneficial owner of such securities based on its ownership or control of one or more investment companies which directly own such shares.

    (a) Amount beneficially owned:

    ---------------------------------------------------------------------------

    (b) Percent of class:

    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote

              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote

              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of

              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of

              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

         Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         SAFECO Asset Management Company is the subsidiary on which SAFECO Corporation is reporting as the parent holding company. SAFECO Asset Management Company is an investment adviser as specified in Item 12 on the cover page (p. 3), and reported shares are owned beneficially by registered investment companies for which SAFECO Asset Management Company serves as investment adviser.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

CUSIP No. 85254C107
          ---------

ITEM 10. CERTIFICATION

    (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

    (b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   EXHIBITS.

         The statement required by Rule 13d-1(f) is attached as Exhibit A.

                                  SIGNATURE.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: September 10, 1998           SAFECO Corporation


                                   By  /s/ Ronald L. Spaulding
                                       --------------------------------
                                       Ronald L. Spaulding, Treasurer



                                   SAFECO Common Stock Trust


                                   By  /s/ Ronald L. Spaulding
                                       --------------------------------
                                       Ronald L. Spaulding, Treasurer



                                   SAFECO Asset Management Company


                                    By /s/ Neal A. Fuller
                                       --------------------------------
                                       Neal A. Fuller, Secretary

CUSIP No. 85254C107
          ---------

                                  EXHIBIT A

Agreement for filing Schedule 13-G.

Pursuant to the requirements of Regulation 13d-1(d), SAFECO Corporation, SAFECO Asset Management Company, and SAFECO Common Stock Trust each agree that
Schedule 13-G filed by them with regard to Stage Stores, Inc.'s common stock is filed on behalf of each of them.



Date: September 10, 1998           SAFECO Corporation


                                   By  /s/ Ronald L. Spaulding
                                       --------------------------------
                                       Ronald L. Spaulding, Treasurer



                                   SAFECO Common Stock Trust


                                    By /s/ Ronald L. Spaulding
                                       --------------------------------
                                       Ronald L. Spaulding, Treasurer



                                   SAFECO Asset Management Company


                                   By  /s/ Neal A. Fuller
                                       --------------------------------
                                       Neal A. Fuller, Secretary